Exhibit 5.1

June 29, 2016

Cott Corporation

519 West Idlewild Avenue

Tampa, Florida, 33634

United States

Dear Ladies and Gentlemen:

We have acted as Canadian counsel to Cott Corporation, a corporation existing under the laws of Canada (the “Corporation”), in connection with the issuance and sale by the Corporation of 15,088,000 common shares in the capital of the Corporation (collectively, the “Offered Shares”) pursuant to an underwriting agreement dated June 22, 2016 (the “Underwriting Agreement”) among the Corporation and CIBC World Markets Inc., Wells Fargo Securities Canada, Ltd., BMO Nesbitt Burns Inc., Canaccord Genuity Corp., RBC Dominion Securities Inc. and TD Securities Inc. (the “Underwriters”).

The Offered Shares have been offered for sale in the United States pursuant to a prospectus supplement dated June 22, 2016 (the “Prospectus Supplement”), and filed with the Securities and Exchange Commission (the “SEC”) on June 22, 2015, to the prospectus (as amended and supplemented by the Prospectus Supplement, the “Prospectus”) that constitutes part of the Corporation’s Registration Statement on Form S-3ASR (Registration No. 333-204450) filed with the SEC on May 26, 2015 (the “Registration Statement”).

We are solicitors qualified to practice law solely in the Province of Ontario. The opinions expressed below are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. We offer no opinion in respect of the laws of any other province or territory in Canada or the application of the federal laws of Canada in any other province or territory. We have assumed that there is no foreign law (as to which we have made no independent investigation) that would affect our opinions expressed herein. In addition, we reviewed such questions of law as we considered appropriate to enable us to render the opinions hereafter expressed.

In acting as counsel to the Corporation, we have examined executed originals or copies identified to our satisfaction, of the following:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	the articles of amalgamation, articles of amendment and by-laws of the Corporation;

(d)	the Underwriting Agreement;

(e)	an officer’s certificate of the Corporation dated as of the date hereof as to certain factual matters (the “Officer’s Certificate”); and

(f)	a certificate of compliance in respect of the Corporation dated June 28, 2016 issued by Industry Canada under the Canada Business Corporations Act.

We have also examined originals, or copies identified to our satisfaction, of records of the Corporation, certificates of directors, officers and public officials and such other documents as we consider necessary to give the opinions hereinafter expressed.

We have relied exclusively on the documents listed immediately above with respect to the accuracy of the factual matters contained therein. We have not performed any independent check or verification of such factual matters. Further, we have relied exclusively and without independent verification upon certificates and correspondence of public officials and the Officer’s Certificate.

For purposes of this opinion letter, we assume:

(i)	all information contained in all documents reviewed by us is true and correct;

(ii)	the due execution and delivery, pursuant to due authorization, of all documents and instruments by or on behalf of parties other than the Corporation and that such documents are legal, valid and binding obligations of each party thereto other than the Corporation;

(iii)	the genuineness of all signatures and the authority of all persons signing documents examined by us; and

(iv)	the identity and capacity of all individuals who executed any documents or acted or purported to act as public officials.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Corporation has all requisite corporate power and authority to issue the Offered Shares and the Offered Shares have been duly authorized for issuance and sale to the Underwriter pursuant to the Underwriting Agreement and, when issued and delivered by the Corporation pursuant to the Underwriting Agreement against payment of the consideration set forth in the Underwriting Agreement, will be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

We undertake no duty to amend any of the opinions set forth herein following the date of this opinion letter with respect to changes in matters of law or fact which may occur following the date hereof.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Corporation dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Yours very truly,

/s/ Goodmans LLP

GOODMANS LLP